Schedule 1

BEUTEL, GOODMAN & COMPANY LTD.

Personal Trading

Access Person

Any employee or officer who has access to non-public information concerning portfolio holdings, trading activities or the ongoing investment process is an Access person and is required to comply with the following personal trading rules. Beutel, Goodman & Company Ltd.’s (BG) personal trading rules apply to securities trading activity conducted in accounts:

1)	Registered in the Access Person’s name

2)

For which the Access Person, directly or indirectly, exercises investment, trading or voting control, including accounts for which the Access Person acts as a trustee, custodian, executor, guardian, conservator or in any other fiduciary capacity.

3)	In which an Access Person has a “beneficial interest” (as defined below).

Beneficial Interest Accounts

1)	Accounts held by a spouse, domestic partner or other family member living in the same household.

2)	Accounts held by a corporation, partnership or any other entity in which the Access Person participates in investment, trading or voting decisions.

3)	Accounts held in trust for the Access Person.

4)	Accounts held by an investment club in which the Access Person participates in investment or voting decisions.

Black Out Periods

1)	Access persons may not trade in a security where a buy or sell decision is contemplated.

2)	An analyst may not trade in a security where a buy or sell decision may result from a research recommendation.

3)	All access persons may not trade the same day plus one trading day after the day a transaction is made on behalf of a client.

Reporting Procedures

Access persons must provide to BG, upon hire and annually thereafter, a securities holdings report containing information about their brokerage accounts and reportable securities holdings and all other reportable securities holdings not held in such accounts

Revised October 2023	9

Schedule 1

Access persons must file a securities transaction record within 30 days of each calendar quarter. The record must identify personal trades completed during the quarter; the number of shares, the transaction price and the dealer through which the transaction was executed.

In addition to the quarterly securities transaction record, all access persons must instruct their investment dealer(s) to provide Compliance with:

1)	Within 35 days of each calendar year end a complete listing of securities held in all accounts where the employee has a beneficial interest, and

2)	During the course of the year duplicate copies of all statements and trade confirmations.

Revised October 2023	10

Corporate Oversight Policy

Version: 3.0

Last Review Date: January 2024

Owner: Chief Compliance Officer

Approver: Management Committee

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Table of Contents

1.	Introduction, Objectives and Scope	3

2.	Roles and Responsibilities	3

3.	Policy Statements	3

3.1	General Code of Ethics	3

3.2	Professional Code of Ethics and Standards of Professional Conduct	4

3.3	Code of Ethics	4

3.4	Standards of Professional Conduct	5

3.5	Confidential Information & Privacy	5

3.6	External Communications	6

3.7	Conflicts of Interest	8

3.8	Insider Information	11

3.9	Personal Trading	12

3.10	Security, Electronic Communications, and Internet Use	12

3.11	Social Media	15

3.12	Client Complaints	16

3.13	Execution of Contracts	18

4.	Monitoring and Reporting	19

4.1	Non-Compliance	19

4.2	Monitoring	19

4.3	Reporting	19

5.	Exceptions and Escalations	19

6.	Appendices	19

7.	Version Control	20

Appendix A – Asset Manager Code of Professional Conduct – CFA		21

Appendix B – Code of Ethics and Standards of Professional Conduct – CFA		25

Appendix C – Code for the Protection of Personal Information		30

Appendix D – Affiliated Managers Group, Inc. / Insider Trading Policy and Procedures / Policy Statement on Insider Trading		37

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1. Introduction, Objectives and Scope

Beutel, Goodman & Company Ltd.’s (BG) Corporate Oversight policy outlines the general principles and procedures of ethical conduct to ensure that BG can meet its fiduciary responsibility to its clients. These obligations are designed to eliminate actual and potential conflicts of interest and to prevent any exploitation of a client’s trust. This policy describes procedures including:

•	General ethical conduct

•	Confidential information and privacy

•	External communications

•	Conflicts of interest

•	Insider information

•	Electronic communications/use

•	Client complaints

2. Roles and Responsibilities

All employees, directors, and contractors of BG are responsible for adhering to this policy. The Management Committee is responsible for reviewing and approving this policy annually.

The Compliance function is responsible for monitoring and reporting violations and exceptions to this policy to the Management Committee.

3. Policy Statements

3.1 General Code of Ethics

BG has adopted the CFA Institute’s Asset Manager Code of Professional Conduct which sets forth ethical standards for providing asset management services for clients and covers all employees of the firm. BG claims compliance with the CFA Institute Asset Manager Code of Professional Conduct. This claim has not been verified by the CFA Institute. Attached as Appendix A is the Asset Manager Code of Professional Conduct.

Attached as Schedule 4 is Affiliated Managers Group, Inc. Insider Trading Policy and Procedures (AMG Policy). Affiliated Managers Group (AMG), a publicly traded U.S. based asset management holding company, indirectly owns the 49% minority interest in our business. BG employees are also required to comply with the AMG Policy.

All BG employees have a positive duty to act solely in the best interest of BG’s clients. In meeting its fiduciary responsibilities to its clients, BG expects every employee to show the highest standard of ethical conduct for continued employment with BG to avoid:

•	serving their own personal interest ahead of clients.

•	taking inappropriate advantage of their position with BG.

•	any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

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On joining BG and annually thereafter, each BG employee and officer will acknowledge in writing that they have read this policy and agrees to abide by it.

Failure to comply with this general code of ethical conduct, or, for professional employees and officers, the Code and Standards outlined below, may be grounds for a warning, revisions of responsibilities, suspension or dismissal without further notice, depending on the particular circumstances.

Failure to comply with certain provisions may also be a violation of securities law and may be punishable accordingly.

All BG employees and officers have a duty to promptly report to Compliance and/or a firm principal any concerns about potentially illegal conduct as well as any contravention of company policies which comes to their notice, and to cooperate in the investigation of possible breaches of policy or possible illegal conduct. BG will not discipline, demote, terminate, harassment or retaliate against an employee who in good faith reports a potential violation of securities law in accordance with this policy.

The Ontario Securities Commission (OSC) implemented an Office of the Whistleblower in 2016 as well as legislation protecting employees from reprisals or contractual provisions that could preclude whistleblowers from reporting a violation of securities law that has occurred or is about to occur. We are also subject to similar whistleblower legislation in the US.

3.2 Professional Code of Ethics and Standards of Professional Conduct

For professional employees, BG has adopted the CFA Institute Code of Ethics (Code) and Standards of Professional Conduct (Standards). BG professional employees and officers are required to comply with the Code and Standards. On joining BG, they will acknowledge in writing that they have read the Code and Standards and agrees to abide by them. They will also provide this acknowledgement to BG on an annual basis.

3.3 Code of Ethics

In accordance with the Code, BG professional employees and officers must:

•

act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

•	place the integrity of the investment profession and the interests of clients above their own personal interests.

•

use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

•	practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.

•	promote the integrity of, and uphold the rules governing, capital markets.

•	maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

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3.4 Standards of Professional Conduct

The Standards consist of standards of conduct for investment professionals relating to:

•	professionalism

•	integrity of the capital markets

•	duties to clients

•	duties to employees

•	investment analysis, recommendations and action

•	conflicts of interest

•	responsibilities as a CFA Institute Member or CFA Candidate

The Standards of Professional Conduct are attached as Appendix B to this policy.

3.5 Confidential Information & Privacy

As a condition of employment, each BG employee agrees to maintain the confidentiality of all personal and confidential information.

Privacy legislation in Canada sets out privacy principles and fair information practices for the management of personal information in the private sector. It balances an individual’s right to the privacy of personal information with the need for organizations to use/disclose personal information for legitimate business purposes. As part of its obligations under applicable legislation, BG makes available its policies and practices relating to the management of personal information. BG’s Code for the Protection of Personal Information is attached as Appendix C and is also on the BG website.

All information you receive about BG, its business, and its clients in the course of conducting business is confidential and must be protected against loss or theft, unauthorized access, disclosure, copying, use or modification. This includes confidential information in any form or medium, for example electronic, on your laptop or phone, or a hard copy on your desk or when you travel outside of the office.

You are obligated to only use confidential information for the purpose of your job with BG.

In conducting its business, BG will abide by the following principles:

•	Confidentiality – Client information that is collected and retained will be confidential and proper safeguards will be employed to protect that confidentiality.

•

Accuracy of Information – Every reasonable effort will be made to ensure that personal information collected, used, retained, or disclosed is accurate, relevant, timely and complete. Clients will be encouraged to correct, clarify, or update information in a timely fashion.

•

Release of Confidential Information – BG employees may not at any time disclose client information to any person or party except to other BG employees or third parties subject to similar confidentiality obligations on an ‘as-needed’ basis for the purpose of doing their job, or to comply with laws, regulations, or regulatory policies. Employee information, including as a client, is also subject to these strict standards of confidentiality.

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Internal Use Only

BG protects confidential and personal information through physical, organizational, and technological safeguards. All confidentiality incidents, no matter the cause, extent or breadth, must be reported to the Privacy Officer and will be required to be logged. Incidents include access, communication, use, loss or any other breach of confidential or personal information that is not authorized by law.

Examples of breaches (of varying severity) that must be reported to the Privacy Officer include, but are not limited to:

•	Accidentally sending confidential information to the wrong recipient

•	Downloading confidential information on a personal server, computer or device

•	Loss or theft of a device containing confidential information

•	A ransomware attack, hack or other cybersecurity incident

The Privacy Officer will log each breach and, in consultation with senior management as necessary, will assess whether BG has reporting obligations to any regulator, organization or individual. If deemed necessary, our incident response team as set out in our Business Continuity Policy will be involved.

Tips for protecting confidential information:

•	Lock down laptops on your desk with a security cable during the day.

•	Take your laptop home or store in a locked drawer ! cabinet overnight or when away from your desk for a prolonged period

•	Be vigilant and keep devices in your sight or someplace safe (e.g. car trunk) when in transit

•	Lock your computer screen when leaving your desk

•	Keep desks clear of confidential materials when not in your active use (i.e. store out of sight)

•	Lock down confidential materials in cabinets ! drawers overnight or when away from your desk for a prolonged period.

•	Consider whether confidential information needs to be printed

•	Consider whether printed materials should be shredded. Shred all confidential print materials and do not dispose in recycling bins.

•	Double check email addresses and enclosures before sending any emails containing confidential information

•	Consider email!document password protection for sensitive personal information, even if the client has consented to electronic delivery

•	Immediately report all lost, misdirected or misplaced devices, materials etc.

3.6 External Communications

Regulatory Inquiries

Compliance manages all of BG’s regulatory inquiries. Employees receiving such inquiries should refer such matters immediately to Compliance.

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Litigation

All lawsuits, potential, threatened or actual, against the firm should be immediately brought to the attention of Compliance upon receipt of service or other notification of the pending action. Compliance is also to be informed in any instance where an employee is named in a matter involving their activities on behalf of BG. Compliance should also be notified on receipt of a subpoena for information from the firm relating to any matter in litigation or receipt of a garnishment lien or judgment against the firm or any of its clients or employees. Compliance will determine the appropriate response in consultation with outside counsel and Management Committee, as applicable.

Media relations

Only members of the Management Committee and portfolio managers are authorized to communicate with the media. A portfolio manager must obtain the prior written approval of a member of Management Committee to communicate with the media in relation to BG. If the purpose of the communication with the media is to promote the business of BG, such activities may be considered advertising and must be approved by Compliance in advance.

Marketing and Advertising

Regardless of the medium, communications by Beutel Goodman are generally considered marketing, subject to applicable regulation and all relevant BG policies, including with respect to ethics, confidentiality and privacy, compliance approval and recordkeeping.

Compliance must review and approve all advertising (not client-specific) and marketing material (not client reporting) in advance. Marketing/Client Service is responsible for retaining such approvals in a way that they can be retrieved as necessary. The individual reviewing and approving these materials must be independent of the person preparing the materials. All such marketing material must include the disclaimers and notices required by securities legislation.

The Management Committee must approve in advance any advertising materials or company letterhead changes that alter the corporate identity.

Anti-Spam Legislation

All commercial electronic messages (“CEMs”), as defined in Canada’s anti-spam legislation (“CASL”), are subject to CASL requirements. Marketing, or anyone else who may send CEMs for or on behalf of BG, is responsible for ensuring that all CEMs sent must (unless exempt):

•	have the consent of the recipient, either express or implied, and

•	meet the content and unsubscribe requirements of the legislation.

In most situations, consent can be implied where the recipient of the CEM conspicuously published their electronic address or disclosed it to the BG representative without prohibition and the message is relevant to the recipient’s business or official capacity (“business card exemption”). Implied consent is only valid for two (2) years so if not converted to express consent, the date of implied consent must be tracked, and the contact terminated/deleted once the two years expire. However, we will seek to convert implied consent to express consent and will maintain all consent records in our database. Express consent does not expire. All message recipients may unsubscribe at any time regardless of having given any form of prior consent.

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Internal Use Only

The Marketing department and the Managed Assets department, as applicable, are responsible for documenting consents and unsubscribe records, including use of the business card exemption, and reviewing auto-signatures and unsubscribe mechanisms for compliance with CASL requirements.

Failure to comply with CASL carries significant monetary penalties for individuals and firms.

3.7 Conflicts of Interest

Requirement for Proper Conduct

BG employees must avoid any situation in which their personal interests conflict with their duties as an employee or officer of BG. When faced with a real or possible conflict of interest, BG employees must exercise business judgment of responsible persons, uninfluenced by considerations other than the best interests of BG’s clients, funds and the investors in BG’s funds.

Examples of Conflicts of Interest

BG employees must avoid any situation in which their personal interests conflict or appear to conflict with their duties at BG to act with impartiality and in the best interests of BG’s clients. Examples of conflict-of-interest situations include:

•	a personal interest in a proposed business transaction involving BG or in a business activity also conducted by BG;

•	a proposed directorship in a public company;

•	shareholdings in excess of 5% in any public company in which BG or its funds owns securities;

•	a gift received from a client or service provider.

Disclosure

If you know a conflict of interest exists or could arise, provide all the details to Compliance immediately. If you are uncertain as to whether a conflict of interest exists or could arise, discuss the matter with Compliance, who is responsible for resolving conflict of interest issues.

Client Disclosure

BG, in each of its registrant roles, is required to identify material conflicts of interest which would be expected to arise between BG (including each individual acting on its behalf) and its clients. Further, if a reasonable investor would expect to be informed of the nature and extent of an identified conflict of interest, BG must do so. BG will provide BG clients with a statement setting out a description of such conflicts as a registrant firm. The statement includes actual or potential conflicts of interest relating to matters such as related parties, soft dollars, personal trading, gifts and proxy voting. The statement is available from Compliance which is responsible for maintaining it, and is on our website. BG has a general policy of not investing in the Affiliated Managers Group, Inc. (AMG) related funds and entities. Compliance sends the lists of AMG entities and funds, and any updates, to BG staff when received from AMG.

Gifts, Entertainment, Donations, or Other Payments

Giving, receiving, or soliciting gifts may create an appearance of impropriety or may raise a potential conflict of interest and even may be illegal in certain situations. BG personnel should not accept or provide any gifts or favours that might influence the decisions they or the recipient must make in business transactions involving BG or that might compromise the independence or objectivity of BG or its employees. This policy applies to gifts, gratuities, entertainment, compensation, sponsorships, and donations.

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Internal Use Only

The threshold set for BG employees is $150 per item, per party, per year. Therefore, you cannot accept or give anything (or multiple smaller things) worth over $150 to any party such as a client, broker, consultant, service provider, business partner, investment target (or potential investment target) or government official per year except with the prior written approval of two members of Management Committee. A Managing Director of a BG department has the discretion to impose a more stringent requirement on that department’s employees who must then act accordingly.

If you are given anything that could be seen to compromise our independence or objectivity or otherwise seem improper, and/or is above the $150 threshold, you must report it to Compliance who will assess the situation and determine next steps. Compliance may consult with Management Committee if necessary. You may be required to return the gift.

Modest gifts and favours, including holiday baskets to be shared in the office, and entertainment conforming to generally accepted business practices, which would not be regarded by others as improper, may be accepted or given occasionally. The value of such gifts and favours must not create a real or perceived conflict of interest and cannot be frequent, excessive, or extravagant. Reasonable judgement must be exercised by all employees in all circumstances. Cash gifts or equivalent, like gift cards, prepaid credit cards, securities, or loans, are never permitted.

You may participate in business-related dining or entertainment where there is a person or representative of the entity doing business with BG present at the event and there is the opportunity to build business relationships and have business discussions. You are also not precluded from accepting business-related dining and entertainment that is customary, ordinary business-related entertaining, or token gifts like promotional items, provided they are of nominal value and the purpose is not to influence you or BG.

The Managed Assets department has guidelines that align with National Instrument 81-105 – Mutual Fund Sales Practices and is responsible for tracking spending and retaining compliance approval to support compliance with these guidelines. NI 81-105 and our practices are intended to discourage sales practices that could be perceived as inducing sale of our products (mutual funds in particular) based on incentives rather than based on what is suitable for and in the best interests of clients.

You may make personal charitable donations to an organization that is a client of more than $150 but these should be pre-cleared by Compliance and reported in the annual compliance questionnaire. A list of charitable clients will be provided to you with the annual compliance questionnaire. Political donations and payments to and from government officials may be subject to additional legal restrictions and rules concerning anti-bribery and anti-corruption and are therefore also subject to this policy. Such donations and payments more than $150 are required to be pre-cleared by Compliance. Charitable donations and sponsorships can be made on behalf of BG but these arrangements must be pre-cleared with two members of Management Committee regardless of the amount.

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Internal Use Only

BG employees giving or accepting such gifts or favours covered by this policy must maintain a record of each gift/favour given or received, including the date, description, value and from or to whom the gift/favour was received or given, together with the prior written approval obtained permitting it if applicable.

Outside Activities

All BG employees are required to report Outside Activities to Compliance prior to accepting outside positions. Outside activities include, whether paid or unpaid:

•	All employment activities outside of BG.

•	All officer and director positions outside of BG, including acting as director or officer of a charity, hospital, cultural or religious organization, or general partnership.

•	Acting as trustee, executor, or power of attorney for a client or a client’s estate.

•

Equivalent positions to an officer or director including positions where you are in a position of power or influence over clients or potential clients. This may include non-leadership roles. For example, roles handling investments or monies of an organization, such as being on a charity’s investment or finance committee, acting as a pastor, and mentoring youth through an organization.

•

Activities where you are in a position of power, position of influence or position that places you in contact with clients or potentially vulnerable clients (e.g., seniors). For example, teachers (elementary, secondary and college), registered nurses (hospital and nursing home), early childhood educators (daycare and school), a volunteer minister, and support workers (work with clients with mental health issues, abused women or the elderly).

•	Ownership in a holding company unless at a negligible level of 1% or 2%.

BG will take into account, as applicable, whether:

•	you will have sufficient time to properly carry out your job at BG.

•	you will be able to properly service clients.

•	there is a risk of client confusion and effective controls and supervision in place to manage the risk.

•	there is a conflict of interest that should be avoided or can be appropriately managed.

•	it places you in a position of power or influence over clients or potential clients, in particular clients or potential clients that may be vulnerable.

•	it gives you access to relevant privileged, confidential or insider information.

For registrants, the specific factors we and the regulator will take into account are:

•	Is the activity with or for an entity registered under securities or derivatives legislation?

•	Is the activity for an entity that receives compensation (e.g., sales commissions, referral fees) from a firm registered under securities or derivatives legislation?

•	Is the activity raising money for an entity through the issuance of securities/derivatives or promoting the sale of the securities/derivatives?

•	Is the activity a financial or finance-related service?

•	Is the activity a position of influence?

These factors will determine whether regulatory reporting and approval are required.

Regulating outside activities is an important part of managing conflicts and is especially important for registrants as outside activities may need to be reflected on your OSC registration.

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Internal Use Only

We must have notice in advance in order to assess the potential conflict and report the change if necessary. Required filings are described in the BG Regulatory Reporting Policy. Once approved, these changes are to be filed within 30 days of the change.

3.8 Insider Information

Insider Trading

No BG employee, officer, or director (persons in a special relationship with BG) may trade, either personally or on behalf of others, in securities of a company or similar entity (such as investment funds and private accounts managed by BG), while in the possession of material, non-public information about that company or entity, nor may any BG personnel communicate material, non-public information to others.

Material, non-public information

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. Material information often relates to a company’s results and operations. It may also relate to the market for a company’s securities. Material non-public information can also relate to BG’s securities recommendations, and client securities holdings and transactions. Information is non-public when it has not been generally disclosed in the marketplace.

Identifying inside information.

BG employees must determine whether they are in possession of material non-public information. If an employee suspects they have such information, they should take the following steps:

•	Report the information immediately to Compliance (whether or not a trade in a security of that company is proposed).

•	Do not purchase or sell the security.

•	Do not communicate the information inside or outside the firm, other than to Compliance.

•	After Compliance has reviewed the issue, the firm will determine whether the information is material and non-public, and, if so, what action the firm will take.

Restricted Lists

Although BG and its personnel do not typically receive confidential information from issuers, it may, if it receives such information, take appropriate procedures to establish restricted lists in certain securities.

Compliance may place certain securities on a “restricted list” should it determine that the firm or its personnel are in possession of material non-public information about an issuer. We also use the Restricted List to prohibit trading in securities that are currently contemplated for investment by BG for clients.

BG employees and officers are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are on the restricted list (other than in the case of securities restricted as contemplated investments which are then approved for purchase).

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Internal Use Only

Compliance shall take steps to immediately inform Portfolio Operations and others as required of securities on the restricted list that are in the trading system so that trading can be frozen. Trading will be frozen in these securities during the period they are on the restricted list.

3.9 Personal Trading

Please refer to BG’s Personal Trading Policy.

3.10 Security, Electronic Communications, and Internet Use

General

BG employees are responsible for appropriate behavior on BG’s computer network and all electronic devices used for BG business. The use of computer and network resources is a privilege provided for purposes of conducting your job at BG, regardless of the location where you are working from or electronic device you are using, and is not a right, and may be revoked if abused.

All references in this policy to electronic devices include, without limitation, computers, tablets, and phones. Communications on BG’s network are often through third party software approved by BG management, such as unitholder recordkeeping and portfolio management valuation systems, and these are also included. Each employee is personally responsible for their actions in accessing and utilizing these resources.

All users must close all programs and log off from and restart their computer when finishing work for the day allowing necessary updates to take place. You may be held personally responsible for all actions on your account on any electronic device. Items located on network drives in your file space will be regarded as being in your possession.

Personal Devices

With the prior approval of the BG information technology (IT) department, and subject to the conditions of this policy on Security, Electronic Communications and Internet Use, employees may use their own electronic devices for Beutel Goodman business, such as a cellular phone or tablet. IT must approve the use of the device and may require the installation of appropriate software for data security, preservation and storage, and remote access for business communication, on any devices used for BG business (e.g., VPN, dual or multi factor authentication). There is no option for a remote desktop connection to a computer on BG premises nor for printing outside of the office. Employees with BG laptops are required to have their computer with them as needed for work, and to take appropriate safeguards while in transit and at any work location. Please also refer to laptop security guidelines maintained on the intranet.

Employees using electronic devices for BG business from outside of the office are solely responsible for the costs associated with accessing data and for purchasing personal devices.

The rules for using personal devices for BG business are the same as using BG devices. If the IT department determines that an employee has obtained unauthorized remote access to restricted programs or an employee has caused or allowed an unauthorized person to gain access to BG, the IT department will remove the user’s access rights immediately and notify Compliance. Any work-related documents or messages created on the employee’s own device used for BG business purposes are the property of BG. BG is not responsible for damage to, or loss or theft of, any employee personal device used for BG business, nor is it liable for any damage, loss or corruption of personal information on such a device.

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Internal Use Only

An employee accessing BG data through a personal device is responsible for any damages incurred by BG resulting from its data being compromised in the event of the loss or theft of, or damage to such device from any activities contrary to this Policy. BG’s IT department has the right to audit any employee personal device enabled for access to BG’s systems or network to ensure that all appropriate protocols are in place, including without limitation anti-virus and password protection. While the use of public wifi is acceptable when using a BG laptop because you must go through VPN, it is not recommended for use on other electronic devices used for BG business because it adds risks to the system.

Password Requirement

All electronic communication devices, including personally-owned devices used for BG business, must be password protected and passwords must be changed on a regular basis. Please also refer to password guidelines maintained on the intranet.

Privacy

Please refer to the Electronic Monitoring Policy. There should be no expectation of privacy (even if a message is deleted) in the use of the firm’s internet, emails, any use of blogs, instant messages, and text messages, whether on company-owned equipment, company-licensed software or employee-owned electronic devices, used for BG business. We may review computer backups, including, without limitation, content, emails and data, from any electronic device used for BG business, including an employee’s own device, as well as office security pass use records and IP address location, at any time and for any reason.

Storage Capacity

Users are expected to remain within allocated disk space and delete email or other material which does not pertain to their daily functions or position, which takes up excessive storage space, and which should be deleted in accordance with BG’s Books and Records policy which outlines retention and destruction rules for various classes of documents. To conserve IT resource capacity for all users, employees must exercise restraint when utilizing computing and network resources. Individual users may be required to halt or curtail non-priority use of IT resources, such as personal or non-business services.

Software

Users should never download, load or install any software, shareware, or freeware onto network or workstation drives, unless they have prior permission from the IT department. BG employees must notify the IT department when software is no longer appropriate so as to ensure proper removal of the software by the IT department.

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Internal Use Only

Inappropriate use, Materials or Language

Users shall not use profane, abusive or impolite language to communicate with others nor shall they access materials which are not in line with the rules of appropriate use as outlined below. Should users encounter such inappropriate uses by others, they should immediately report those to the IT department or to a manager.

Confidential Client Information

Users shall not access confidential client information for purposes other than for BG work-related purposes and shall comply with our Privacy Code. Users shall retrieve client information from the network only on an “as needed” work-related basis. Unless authorized in writing and signed by the client requesting the information (third parties, such as a broker or custodian, must have the client’s permission), sending, transmitting or otherwise disseminating client portfolio information or other confidential information other than for regular or requested client reporting is prohibited.

Security

Users must not engage in activities designed for the specific purpose of bypassing the security systems. Anything that disrupts the function of the computer or network system(s), software or hardware, will result in disciplinary action. Employees, other than authorized staff, may not have in their possession any item which can be used for the purpose of bypassing computer or network security. No third parties outside BG should use and/or access any electronic communication device, whether owned by BG or the employee, where that device is used for BG business and/or contains BG company or BG client information.

Off Channel Communications

No BG business may be conducted via text messaging, including on private messaging applications, or personal email, social media, or any other medium that is not part of our business and is not being retained and archived by us (e.g. WhatsApp, and LinkedIn messaging). BG is unable to capture such messaging for record-keeping purposes as required by law on an employee’s personal electronic device.

The Law

BG employees are prohibited from using their computers or other electronic devices to engage in activities which may be in violation of either federal or provincial law.

Rules of Appropriate Use

BG employees must not:

•	use a computer or other electronic device to harm other people or their work

•	damage/deface the computer systems or the network in any way

•	interfere with the operation of the network or any workstation by installing unapproved software, shareware, or freeware

•	violate copyright laws or license agreements (for example sharing usernames or passwords for licensed programs or using unauthorized devices or locations)

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Internal Use Only

•	view, send, or display offensive materials

•	share passwords

•	waste limited resources such as storage space or printing capacity

•	trespass in another user’s folders, work, or files

BG employees are to notify BG IT personnel immediately if they encounter violations of the rules of appropriate use.

Employees will be held accountable for their actions with the loss of privileges and/or other disciplinary action(s) if the rules of appropriate use are violated. Because of the ever-changing nature of technology, not all possible violations can be covered in this policy. Nevertheless, BG shall take immediate action when individuals violate this policy, the law or system integrity.

Lost or Stolen Device; Device Disposal

Employees must immediately notify BG IT personnel and Compliance if any electronic device (including laptop) containing BG company or client information and/or company-licensed software is lost or stolen. The employee understands and consents to BG remotely wiping the device of all information, including personal information, and clearing the device’s contents at BG’s discretion. BG has no responsibility to any employee for damage to, or the loss or corruption of, data of the employee stored on such a device, including personal information. Prior to disposing of a device used for BG business, it is the employee’s responsibility to make sure the device has been wiped clean of any BG information and to inform IT of the change in device use.

3.11 Social Media

Except in the limited circumstances permitted under the Social Media Policy, BG employees are prohibited from using social media to promote BG or conduct BG business. Social media includes blogging and other forms of technology such as video or wiki postings, sites such as LinkedIn, Facebook and Twitter, chat rooms, podcasts, virtual worlds, personal blogs, microblogs or other similar forms of online journals, diaries, or personal newsletters.

Unless specific to job scope requirements, employees are not allowed to speak on behalf of BG through social media or otherwise. Employees may not publicly discuss clients, investment strategies or recommendations, investment performance, other products or services offered by our firm (or affiliates, if applicable), employees or any work-related matters, whether confidential or not, outside company-authorized communications. For example, if a broker contacts you through your LinkedIn account with a request regarding BG trading, you must not reply through your LinkedIn account, but use BG email to communicate instead.

BG will monitor employee use of social media, networking and similar communications from time to time to ensure adherence to this policy.

Personal Blogs and Social Networking Sites - Bloggers and commenters are personally responsible for their commentary on blogs and social media sites. Bloggers and commenters can be held personally liable for commentary that is considered defamatory, obscene, proprietary or libelous by any offended party, not just BG.

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Employees cannot use BG equipment, including computers, company-licensed software or other electronic communication equipment, nor company facilities or company time, to conduct personal blogging or social networking activities. Employees cannot use blogs or social media sites to harass, threaten, discriminate or disparage against employees or anyone associated with or doing business with BG.

Employees cannot post on personal blogs or other sites:

•	the name, trademark or logo of BG

•	company-privileged information

•	photographs of employees, clients, vendors or suppliers

•	advertisements or photographs related to company services

•	a link to BG’s external website

BG may conduct random reviews of employee blogs and social networking sites to ensure compliance with these provisions.

3.12 Complaints

Client Complaints

Definition and Classification of Different Types of Client Complaints

•	verbal complaints

•	written complaints

•	allegations of wrongdoing such as failure to follow directions, fraud or negligence

•	non-compliance with the procedures of the Compliance Manual by an advisor

Receipt of Client Complaints

When a complaint has been made in writing or verbally by a client, or when a client, or former client threatens to make a complaint to BG and/or the securities regulatory authorities or otherwise, Compliance must be informed promptly. Any allegations of wrongdoing or other non-compliance with the procedures of the Compliance Manual on the part of BG or the employee made by a client is considered a client complaint and must be referred to Compliance immediately. Once a complaint is forwarded to Compliance, then the implicated employee(s) must refrain from making any comments or providing any advice on the matter. All relevant documents related to the client and complaint should be collected and must be retained.

Acknowledgement of Client Complaints

BG must acknowledge a client complaint in writing as soon as possible, typically within 5 business days of receiving a complaint, if the complaint:

•	relates to trading or advising activity of BG or a representative of BG, and

•	is received by BG within 6 years of the day when the client first knew or reasonably ought to have known of an act or omission that is a cause of, or contributed to, the complaint (the “Complaint”).

The written acknowledgement of the Complaint must include:

•	a description of BG’s obligations concerning complaints

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•	the steps the client must take to avail themself of the free and independent dispute resolution service provided by BG, if the client is eligible for such service, and

•	the name and contact information of the independent dispute resolution service, if the client is eligible for such service.

BG’s Management Committee or Board of Directors, as applicable, may determine that a complaint relating to another type of matter is nevertheless of a sufficiently serious nature to require a response to the complainant in writing. Management Committee or Board of Directors will make this determination by considering if the complainant, acting reasonably, would expect a written response to the complaint.

Providing a Decision to a Complaint

Compliance or any one member of the Management Committee shall respond to a Complaint. If the Complaint is material, the Complaint is referred to the Management Committee for resolution. At its discretion, the Management Committee may refer the Complaint to BG’s Board of Directors.

Decisions will take into account all relevant documents, records and statements of the client and staff relevant to the complaint.

The firm will provide a written decision to a Complaint, indicating the firm’s decision, within 90 days of receiving the Complaint.

Independent Dispute Resolution Service

If the complainant is not satisfied with BG’s decision, the complainant may be eligible to use the independent dispute resolution service offered by the Ombudsman for Banking Services and Investment (OBSI), provided the filing time limits and certain other conditions are met. All new clients eligible for the service receive detailed notification of the service with their account opening documentation.

Quebec Complaints

BG must inform each Quebec resident complainant, in writing, and without delay, that if the complainant is dissatisfied with how the complaint is handled or with the outcome, the complainant may request the firm to forward a copy of the complaint file to the Autorité des marchés financiers (AMF). BG must then forward a copy of the complaint file to the AMF which will examine the complaint. The AMF may act as mediator at no cost to the complainant if it considers it appropriate to do so and the parties agree.

Tracking

Compliance keeps a Complaint Log related to all written or verbal client complaints (date, client, issue, status, resolution, etc.) in accordance with this policy. A review of the Complaint Log will be part of every compliance audit.

Other Complaints

Complaints other than Client Complaints will be dealt with following a process similar to above, subject to any applicable laws.

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3.13 Execution of Contracts

Investment management agreements (including letters of appointment), contracts for the provision of services or products and any other agreement made on behalf of BG that binds BG to any form of obligation, and any amendment to such contract or agreement, must follow BG templates or be reviewed by legal counsel in advance and then signed by at least two members of BG’s Management Committee. Due diligence will be conducted on all new vendors and brokers. Completed vendor contracts must also be provided to the VP, ERM for the purpose of tracking and vendor risk reviews.

Employment contracts made with BG, including any amendment to such contract, must be approved by Management Committee and signed on behalf of BG by either any one member of BG’s Management Committee or BG Human Resources.

When we hire a third party to provide services for us, we must consider that we retain responsibility for the services. Therefore, contracts for outsourcing to third parties are subject to appropriate due diligence considering:

•	Regulatory status

•	Financial soundness

•	Reputation

•	Infrastructure soundness

•	Quality and knowledge of staff

•	Contingency planning (disaster recovery plan, testing of backup)

•	Cybersecurity measures

•	Internal audit function

•	Availability of report on controls by external auditor

•	References if available

•	A written contract must be in place for all outsourcings, reviewed in advance by legal counsel, and must address all material aspects of the outsourcing including as applicable:

•	How confidential and personal information is protected

•	A provision ensuring that personal information communicated by BG is used only for carrying out the mandate or performing the contract

•	Transition rights on termination, including the removal of access to personal and/or confidential information provided by BG upon the expiry of the mandate or contract

•	Measuring service level

•	Process to notify of breach or unsatisfactory performance

•	Access to books and records

•	Regular ongoing reporting, monitoring, communications, performance reviews

•	A provision requiring the third party to notify BG’s Privacy Officer promptly of any violation or attempted violation of an obligation concerning the confidentiality of information communicated

•	A provision requiring the third party to allow BG’s Privacy Officer to conduct verification of compliance relating to confidentiality requirements

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4. Monitoring and Reporting

4.1 Non-Compliance

Failure to comply with any part of this policy may be grounds for disciplinary action by Compliance or Management Committee, including a warning, demotion, removal of certain privileges, suspension or dismissal without notice. Failure to comply with these policies may also be a violation of securities law.

4.2 Monitoring

BG Compliance performs the following monitoring functions for this policy:

•	ensures that staff complete the certification of compliance with this policy on joining BG and on an annual basis thereafter;

•	ensures BG’s privacy code is distributed for new accounts and is maintained;

•	ensures that each BG employee agrees to maintain BG confidentiality as a condition of employment with BG;

•	maintains a log of all privacy breaches in respect of applicable regulations;

•	provides reminders to report outside activities and conducts reporting as necessary;

•	handles all regulatory inquiries and litigation notices;

•	reviews and approves all marketing and advertising to be used by or on behalf of BG;

•	conducts social media checks to confirm compliance with the policies;

•	ensures that the conflicts of interest disclosure statement is maintained, posted on the website, and sent to appropriate BG personnel for new client and annual distribution, as required;

•	maintains a restricted list;

•	reviews all client complaints;

•	maintains the Complaint Log;

•	reviews and responds to client requests for access or correction of personal information;

•	ensures third party due diligence and contracts are completed for all outsourcings; and

•	reviews this policy annually.

4.3 Reporting

BG’s Management Committee shall approve this policy and any changes to the policy.

Compliance shall review this policy annually and shall report any changes to BG’s Management Committee.

Compliance will report periodically to BG’s Management Committee on compliance with this policy.

5. Exceptions and Escalations

Any exceptions and escalations pertaining to this Policy must be approved by Compliance.

6. Appendices

A.	Asset Manager Code of Professional Conduct (CFA)

B.	Standards of Professional Conduct (CFA)

C.	Code for the Protection of Personal Information

D.	Affiliated Managers Group, Inc. Insider Trading Policy and Procedures

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7. Version Control

Version	Date	Author	Approval	Revision Description
2.0	June 2021	Compliance	Management Committee	Annual review updates Additions: • New policy format applied. • Changes in policy ownership

2.1	January 2023	Compliance	Management Committee	Annual review updates • update for recent outside activity rule changes • updated the security, electronic communications and use section for hybrid work from home, plus some other minor clean up

	March 2023	Compliance		Updated AMG Insider Trading Policy provided by AMG attached at Appendix

2.2	October 2023	Compliance		Updated Code for the Protection of Personal Information approved by management committee attached at Appendix

3.0	January 2024	Compliance	Management Committee	Updated privacy and confidentiality sections for updates in applicable legislation; updated section on use of home computers which is no longer permitted

	February 2024			Updated AMG Insider Trading Policy provided by AMG attached at Appendix

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Appendix A – Asset Manager Code of Professional Conduct - CFA

GENERAL PRINCIPLES OF CONDUCT

Managers have the following responsibilities to their clients. Managers must:

1.	Act in a professional and ethical manner at all times.

2.	Act for the benefit of clients.

3.	Act with independence and objectivity.

4.	Act with skill, competence, and diligence.

5.	Communicate with clients in a timely and accurate manner.

6.	Uphold the applicable rules governing capital markets.

ASSET MANAGER CODE

1. LOYALTY TO CLIENTS

Managers must:

1.	Place client interests before their own.

2.	Preserve the confidentiality of information communicated by clients within the scope of the Manager–client relationship.

3.	Refuse to participate in any business relationship or accept any gift that could reasonably be expected to affect their independence, objectivity, or loyalty to clients.

2. INVESTMENT PROCESS AND ACTIONS

Managers must:

1.	Use reasonable care and prudent judgment when managing client assets.

2.	Not engage in practices designed to distort prices or artificially inflate trading volume with the intent to mislead market participants.

3.	Deal fairly and objectively with all clients when providing investment information, making investment recommendations, or taking investment action.

4.	Have a reasonable and adequate basis for investment decisions.

5.	When managing a portfolio or pooled fund according to a specific mandate, strategy, or style:

a.	Take only investment actions that are consistent with the stated objectives and constraints of that portfolio or fund.

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b.	Provide adequate disclosures and information so investors can consider whether any proposed changes in the investment style or strategy meet their investment needs.

E.	When managing separate accounts and before providing investment advice or taking investment action on behalf of the client:

a.

Evaluate and understand the client’s investment objectives, tolerance for risk, time horizon, liquidity needs, financial constraints, any unique circumstances (including tax considerations, legal or regulatory constraints, etc.), and any other relevant information that would affect investment policy.

b.	Determine that an investment is suitable to a client’s financial situation.

3. TRADING

Managers must:

1.	Not act or cause others to act on material non-public information that could affect the value of a publicly traded investment.

2.	Give priority to investments made on behalf of the client over those that benefit the Managers’ own interests.

3.

Use commissions generated from client trades to pay for only investment-related products or services that directly assist the Manager in its investment decision making process, and not in the management of the firm.

4.	Maximize client portfolio value by seeking best execution for all client transactions.

5.	Establish policies to ensure fair and equitable trade allocation among client accounts.

4. RISK MANAGEMENT, COMPLIANCE, AND SUPPORT

Managers must:

1.	Develop and maintain policies and procedures to ensure that their activities comply with the provisions of this Code and all applicable legal and regulatory requirements.

2.	Appoint a compliance officer responsible for administering the policies and procedures and for investigating complaints regarding the conduct of the Manager or its personnel.

3.	Ensure that portfolio information provided to clients by the Manager is accurate and complete and arrange for independent third-party confirmation or review of such information.

4.	Maintain records for an appropriate period of time in an easily accessible format.

5.	Employ qualified staff and sufficient human and technological resources to thoroughly investigate, analyze, implement, and monitor investment decisions and actions.

6.	Establish a business-continuity plan to address disaster recovery or periodic disruptions of the financial markets.

7.	Establish a firmwide risk management process that identifies, measures, and manages the risk position of the Manager and its investments, including the sources, nature, and degree of risk exposure.

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5. PERFORMANCE AND VALUATION

Managers must:

1.	Present performance information that is fair, accurate, relevant, timely, and complete. Managers must not misrepresent the performance of individual portfolios or of their firm.

2.

Use fair-market prices to value client holdings and apply, in good faith, methods to determine the fair value of any securities for which no independent, third-party market quotation is readily available.

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6. DISCLOSURES

Managers must:

1.	Communicate with clients on an ongoing and timely basis.

2.	Ensure that disclosures are truthful, accurate, complete, and understandable and are presented in a format that communicates the information effectively.

3.	Include any material facts when making disclosures or providing information to clients regarding themselves, their personnel, investments, or the investment process.

4.	Disclose the following:

a.	Conflicts of interests generated by any relationships with brokers or other entities, other client accounts, fee structures, or other matters.

b.	Regulatory or disciplinary action taken against the Manager or its personnel related to professional conduct.

c.	The investment process, including information regarding lock-up periods, strategies, risk factors, and use of derivatives and leverage.

d.	Management fees and other investment costs charged to investors, including what costs are included in the fees and the methodologies for determining fees and costs.

e.	The amount of any soft or bundled commissions, the goods and/or services received in return, and how those goods and/or services benefit the client.

f.	The performance of clients’ investments on a regular and timely basis.

g.	Valuation methods used to make investment decisions and value client holdings.

h.	Shareholder voting policies.

i.	Trade allocation policies.

j.	Results of the review or audit of the fund or account.

k.	Significant personnel or organizational changes that have occurred at the Manager.

l.	Risk management processes.

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Appendix B – Code of Ethics and Standards of Professional Conduct – CFA

THE CODE OF ETHICS

Members of CFA Institute (including CFA charterholders) and candidates for the CFA designation (“Members and Candidates”) must:

•

Act with integrity, competence, diligence, respect and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

•	Place the integrity of the investment profession and the interests of clients above their own personal interests.

•

Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

•	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.

•	Promote the integrity and viability of the global capital markets for the ultimate benefit of society.

•	Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

STANDARDS OF PROFESSIONAL CONDUCT

I. PROFESSIONALISM

A. Knowledge of the Law

Members and Candidates must understand and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of conflict, Members and Candidates must comply with the more strict law, rule, or regulation. Members and Candidates must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.

B. Independence and Objectivity

Members and Candidates must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Members and Candidates must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another’s independence and objectivity.

C. Misrepresentation

Members and Candidates must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

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D. Misconduct

Members and Candidates must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competence.

II. INTEGRITY OF CAPITAL MARKETS

A. Material Non-Public Information

Members and Candidates who possess material non-public information that could affect the value of an investment must not act or cause others to act on the information.

B. Market Manipulation

Members and Candidates must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

III. DUTIES TO CLIENTS

A. Loyalty, Prudence, and Care

Members and Candidates have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Members and Candidates must act for the benefit of their clients and place their clients’ interests before their employer’s or their own interests.

B. Fair Dealing

Members and Candidates must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

C. Suitability

1. When Members and Candidates are in an advisory relationship with a client, they must:

a. Make a reasonable inquiry into a client’s or prospective client’s investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.

b. Determine that an investment is suitable to the client’s financial situation and consistent with the client’s written objectives, mandates, and constraints before making an investment recommendation or taking investment action.

c. Judge the suitability of investments in the context of the client’s total portfolio.

2. When Members and Candidates are responsible for managing a portfolio to a specific mandate, strategy, or style, they must make only investment recommendations or take only investment actions that are consistent with the stated objectives and constraints of the portfolio.

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D. Performance Presentation

When communicating investment performance information, Members and Candidates must make reasonable efforts to ensure that it is fair, accurate, and complete.

E. Preservation of Confidentiality

Members and Candidates must keep information about current, former, and prospective clients confidential unless:

1. The information concerns illegal activities on the part of the client or prospective client,

2. Disclosure is required by law, or 3. The client or prospective client permits disclosure of the information.

IV. DUTIES TO EMPLOYERS

A. Loyalty

In matters related to their employment, Members and Candidates must act for the benefit of their employer and not deprive their employer of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to their employer.

B. Additional Compensation Arrangements

Members and Candidates must not accept gifts, benefits, compensation, or consideration that competes with or might reasonably be expected to create a conflict of interest with their employer’s interest unless they obtain written consent from all parties involved.

C. Responsibilities of Supervisors

Members and Candidates must make reasonable efforts to ensure that anyone subject to their supervision or authority complies with applicable laws, rules, regulations, and the Code and Standards.

V. INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTIONS

A. Diligence and Reasonable Basis

Members and Candidates must:

1. Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.

2. Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

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B. Communication with Clients and Prospective Clients.

Members and Candidates must:

1. Disclose to clients and prospective clients the basic format and general principles of the investment processes they use to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes.

2. Disclose to clients and prospective clients significant limitations and risks associated with the investment process.

3. Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.

4. Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

C. Record Retention.

Members and Candidates must develop and maintain appropriate records to support their investment analyses, recommendations, actions, and other investment-related communications with clients and prospective clients.

VI. CONFLICTS OF INTEREST

A. Disclosure of Conflicts

Members and Candidates must make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity or interfere with respective duties to their clients, prospective clients, and employer. Members and Candidates must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

B. Priority of Transactions

Investment transactions for clients and employers must have priority over investment transactions in which a Member or Candidate is the beneficial owner.

C. Referral Fees

Members and Candidates must disclose to their employer, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from or paid to others for the recommendation of products or services.

VII. RESPONSIBILITIES AS A CFA INSTITUTE MEMBER OR CFA CANDIDATE

A. Conduct as Participants in CFA Institute Programs.

Members and Candidates must not engage in any conduct that compromises the reputation or integrity of CFA Institute or the CFA designation or the integrity, validity, or security of the CFA Institute programs.

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B. Reference to CFA Institute, the CFA Designation, and the CFA Program.

When referring to CFA Institute, CFA Institute membership, the CFA designation, or candidacy in the CFA Program, Members and Candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA program.

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Appendix C – Code for the Protection of Personal Information

Code for the Protection of Personal Information

We are committed to respecting and protecting the privacy and confidentiality of our clients’ personal information. We want you to know, in plain terms, why we ask for your personal information, how we use your personal information in establishing and maintaining your relationship with us, how we keep your personal information confidential, and how you can inquire about the personal information we hold about you.

This Code applies to the operations of Beutel, Goodman & Company Ltd. and its affiliates and to all of the services and products Beutel Goodman provides to its clients. Reference throughout this Code to “we”, “our” and “us” means Beutel, Goodman & Company Ltd.

Employee Responsibilities

Each of our employees is responsible for maintaining the confidentiality of all personal information to which they have access. As a condition of employment, our employees are required to sign an agreement binding them to this responsibility.

We keep our employees informed about our policies and procedures for protecting personal information and we reinforce the importance of complying with them.

Beutel Goodman has designated a Privacy Officer. Requests for information or complaints should be directed to the Privacy Officer as listed below.

What Is Personal Information and What Personal Information Do We Collect?

The term “personal information” refers to information that can be used to directly or indirectly identify you as a person. It includes information that you provide or that we collect from other sources with your permission (for example, for anti-money laundering compliance purposes), or where required or permitted by law. We collect your personal information for the purposes detailed in the following section.

Where applicable, consent to the collection of your personal information may be express or implied, depending on the circumstances and the sensitivity of the data collected.

The types of personal information that we may collect include, for example: your name, address, age, gender, personal financial records, identification numbers including your social insurance number, personal references, and employment records, and banking information.

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Personal information concerning the performance of your duties within an enterprise, such as your name, title, business address, business phone number, or business email are subject to this Code only as required by applicable law.

Why We Ask For Your Personal Information

We want to work with you as a client to help you achieve your financial goals, to provide you with value-added services and to establish a lasting financial relationship with you that will grow and change as your financial needs evolve.

The better we know you, the better we are able to serve you as a client. We will only collect your personal information to perform our duties with respect to our services for you. We identify the purposes for which we use your personal information, as well as the means by which we collect it, at the time we collect it from you (and subsequently upon request) and obtain your consent prior to such use.

We obtain personal information about you primarily from you. We may also obtain financially-related information from other sources with your consent (for example, for anti-money laundering identification.)

Personal information is required for the following purposes:

•	To verify your identity and protect against fraud.

•	To understand your financial service requirements.

•	To determine the suitability of products and services for you.

•	To offer you products and services that may be of interest to you.

•	To set up and manage products and services you have requested.

•	To comply with applicable laws and securities regulations.

•	To access your account on our website.

•	For other purposes for which we have obtained your consent, or as otherwise permitted or required by applicable laws.

•	To process payments or withdrawals to and from your bank account.

For example, in the case of discretionary investment management accounts, we ask for detailed personal information to ensure that the investment products you are invested in are appropriate for you and suitable for your circumstances. Some of the information we will ask for and use, either at the time of account opening or on an updated basis, is also required to satisfy the legal or regulatory requirements of federal and provincial governments and/or other regulatory authorities.

In general, you can choose not to provide us with some or all of your personal information. However if you make this choice, we may not be able to provide you with the product, service, or information that you requested or that was offered to you, or is typically offered to clients.

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Your Rights and How to Exercise Them

In accordance with applicable laws and where applicable, you have the following rights:

•

To access: you may access information relating to the collection, use or disclosure of your personal information and obtain a copy of your personal information, the categories of persons who have access to your personal information, and the duration of the period of time your personal information will be kept.

•

To rectify: if you believe your personal data we have on file is inaccurate, incomplete or unclear, or that our collection, communication or keeping of your personal information is not legal, you may ask us to correct your personal information.

•	To withdraw your consent: where you provided consent to our use or disclosure of your personal information, you have the right to withdraw such consent at any time.

To exercise any of these rights, please contact our Privacy Officer by mail or by email. We may further request proof of your identity in order to process your request. Any such information will be used exclusively for this purpose. As noted above, if you withdraw your consent to use or disclosure of your personal information, we may not be able to provide you with the product, service, or information that you requested or that was offered to you, or is typically offered to clients.

In the event that we refuse your request for access or correction of your personal information, we will provide you with a written explanation not later than 30 days after the date the request is received, which will include reference to any applicable laws, remedies available to you and relevant time limits. On your request, we will assist you in understanding our response.

Keeping Your Personal Information Accurate

We are committed to maintaining the accuracy of your personal information for as long as it is being used for the purposes set out in this Code, and provided that you keep us up-to-date. Prompt notification of any changes, such as your address or telephone number, will help us provide you with the best possible service. Should you discover, upon review of your personal information, that amendments are required, please advise us. Where appropriate, we will advise others of any important amendments to your personal information that we may have released to them.

If we do not agree to make the amendments that you request, you may challenge our decision. We will make a record of this challenge and, where lawful and necessary, disclose the challenge to third parties who also possess that personal information. If you successfully prove that the personal information we have on file is inaccurate, incomplete or unclear, or that our collection, communication or keeping of this information is not legal, we will amend your personal information as requested. Where appropriate, we will also provide the amended information to third parties who have access to your personal information.

Where applicable, you may also file a complaint with the competent supervisory authority in your jurisdiction.

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Releasing Your Personal Information

Beutel Goodman does not sell your personal information to third parties nor will we disclose your personal information to third parties other than in the following circumstances or for the following purposes (and with your consent, where required):

•

In connection with normal business operations to open, maintain, administer, or service your account. This includes the delivery of materials and the storage of account information and documentation in databases (including in the cloud), the provision of customer service (including services rendered by third party agents or affiliates), the provision of back office administrative services (including clearance and settlement services, the delivery of account statements and reviews, and record-keeping services), or for audit or statistical purposes.

•

To inform entities within the Beutel Goodman group of affiliated companies, in order to offer and provide you a wider range of services and better service your customer service expectations, to ensure that any updated contact information you provide is processed efficiently, and to engage in surveillance, compliance, and reporting activities required by applicable law.

•	To advise legal counsel for the purpose of obtaining legal advice.

•	Where we are required or permitted to do so by law, including to any law enforcement agency, securities regulatory authority or self-regulatory organization.

•

In connection with offers made to Beutel Goodman customers or prospective customers, or other promotional activities or service offerings engaged in by Beutel Goodman where (A) third party product or service providers assist Beutel Goodman or otherwise participate in fulfillment of the offer or provision of the service; (B) Beutel Goodman has contracted with a third party for the fulfillment of the offer or provision of the service or otherwise has an ongoing business relationship with such third party; (C) fulfillment of the offer or provision of the service requires disclosure of certain limited personal information for fulfillment purposes only to such third party; (D) the disclosed personal information is to be used for fulfillment purposes only and the third party agrees not to disclose the personal information to others, or (E) in an aggregated form for the purpose of analyzing statistics and metrics about Beutel Goodman’s business and operations.

•	To protect our operations or those of any of our affiliates or subsidiaries.

•	To protect our rights, privacy, safety or property, and/or those of our affiliates, you or others.

Our third party service providers will access your Personal Information solely to carry out their respective mandates. In particular, we require that third party service providers maintain the confidentiality of your Personal Information and keep your Personal Information secure. We also require that they only use your Personal Information for the limited purposes for which it is provided.

When our third party service providers no longer need your personal information for those limited purposes, for example upon expiry of their mandate, subject to any applicable retention requirements, we require that they dispose of the personal information. We do not authorize the third party service providers to disclose your personal information to unauthorized parties or to use your personal data for their direct marketing purposes.

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The third parties to whom we may disclose your personal information as part of our business operations include: custodians of client accounts; for the Beutel Goodman Managed Funds, RBC Investor Services Trust as custodian, registrar and fund accountant; PriceWaterhouseCoopers LLP as firm and fund auditors; third party dealers; tax, securities or other relevant regulatory authorities; in connection with brokerage and trading; and legal advisors. If you would like more information about our third party service providers, please contact our Privacy Officer.

By opening or maintaining an account with Beutel Goodman or using our services, you have consented to the disclosure of your personal information to a third party in the circumstances or for the purposes described above. If we otherwise intend to disclose your personal information to a third party, we will identify that third party and the purpose of the disclosure, and obtain your consent.

Transfers of Personal Information Outside Canada

Personal data that we collect from you is stored on our servers in Ontario, Canada and in the cloud in Canada. As a result, your personal data may be transferred to countries/provinces outside your country, state or province of residence, and may have different data protection rules than in your country, state or province. While such information is outside of your jurisdiction, it is subject to the laws of the country, state, province in which it is located, and may be subject to disclosure to the governments, courts or law enforcement or regulatory agencies of such other jurisdiction, pursuant to the laws of such jurisdiction. However, our practices regarding your personal information will at all times continue to be governed by this Privacy Policy and by applicable laws.

For Quebec residents: as a result, your personal information may be communicated outside Quebec.

Our website also uses cookies. Personal information that is collected by cookies may be transferred to countries/provinces outside your country, state or province of residence –and, in the case of Quebec residents, outside Quebec. For more information about how we use cookies, we invite you to read our cookies policy.

Keeping Your Personal Information Confidential and Secure

Personal information is protected at Beutel Goodman by safeguards to protect against loss or theft, unauthorized access, disclosure, copying, use or modification. Safeguards include physical protection (such as locked cabinets and restricted access to offices), organizational measures (such as security clearances) and technological measures (such as passwords and encryption).

In circumstances where we use third parties to provide services to you on our behalf, such as administrative functions or trade processing, we provide only the information needed to perform those services. We have contracts in place holding these companies to the same high standards of confidentiality by which we are governed and require that any information provided by us must be kept confidential and used only for the purposes of the contract.

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We have procedures in place when destroying, deleting, or disposing of personal information when it is no longer required for the purposes set out in this Code, or by law.

We also apply the terms of this Code to any personal information you provide in connection with use of our website Portal to view your account information. However, you are solely responsible for ensuring the secrecy of your login credentials, including your username, password and other account information. Please do not disclose or share your username or password.

Despite these measures, no method of information transmission or information storage is 100% secure or error free, and we cannot guarantee security. If you have reason to believe that your interaction with us is no longer secure (for example, if you believe that the security of any information that you provided to us has been compromised), please contact us immediately.

Retention of Your Personal Information

We retain your personal information for as long as required to achieve the purposes for which it was collected, and as permitted or required by law, or until you exercise your right to withdraw your consent to the use, disclosure or retention of your personal information. The length of time we retain your personal information depends on: the type of product or service provided; and applicable legal and/or regulatory requirements.

For example, we must be able to respond to any concerns you may have, even if you are no longer a client. To the extent permitted or required by law, we will remove personal information from our records in a manner consistent with applicable regulatory requirements.

Confidentiality Incidents Concerning Your Personal Information

In the event of a confidentiality incident concerning your personal information, we take reasonable measures to reduce the risk of injury and to prevent new incidents from occurring.

We will notify you, the federal privacy commissioner or applicable provincial privacy authority and, in some cases, counterparties, regulators or others, if required by law or if we believe that a breach in safeguarding your personal information has occurred that creates a risk of serious injury to you or a real risk of significant harm. We may not notify you of a confidentiality incident if doing so could hamper an investigation conducted by a person or body responsible by law for the prevention, detection or repression of crime or statutory offences.

We may also notify any person or body that could reduce the risk from an incident. If so we will communicate only the personal information necessary for that purpose and will apply the safeguards and recordkeeping described in this Code.

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Contact Us

If you have any questions, comments, concerns or complaints regarding our use of your personal information under this Code, or you wish to submit a written request to access or update your personal information or otherwise exercise your legal rights, you can contact our Privacy Officer at:

Privacy Officer

Beutel, Goodman & Company Ltd.

20 Eglinton Avenue West, Suite 2000, P.O. Box 2005

Toronto, Ontario M4R 1K8

privacyofficer@beutelgoodman.com

Updates

Beutel Goodman reserves the right to update this privacy code at any time. We invite you to regularly consult this Code to ensure you are aware of any changes. Changes take effect from the moment we publish the revised Code. Your continued use of our website and our interactive functions will be subject to the Code then in effect.

DATE OF LAST UPDATE: September 22, 2023

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Appendix D - Affiliated Managers Group, Inc. / Insider Trading Policy and Procedures / Policy Statement on Insider Trading

Policy Statement on Insider Trading

Affiliated Managers Group, Inc. (“AMG” or the “Company”)1 has adopted this Insider Trading Policy and Procedures (the “Policy”) that applies to the Company and to each director, officer, and employee of the Company and each partner, officer, and employee of the Company’s subsidiaries and affiliates (collectively, “Covered Persons”). Each Covered Person must, upon request by the Company, acknowledge such person’s understanding of the Policy and agreement to be bound by the Policy. In the case of a Covered Person who is an officer or employee of an affiliate of the Company where the affiliate has adopted a substantially similar policy that is satisfactory to the Company, the Company may accept a certification from the affiliate with respect to the Covered Person’s understanding of, and agreement to be bound by, the affiliate’s policy. In addition, it is the policy of the Company to comply with all applicable securities laws when transacting in its own securities.

This Policy contains a discussion of insider trading and sets forth trading restrictions applicable to Covered Persons. Under this Policy, a Covered Person (which may under certain circumstances include a person who was formerly a Covered Person) is forbidden from:

(i) trading in any securities of the Company in any capacity (or in options to buy such securities or other derivative securities based on such securities) on the basis of material, non-public information;

(ii) having others trade in such securities for such person while such person is in possession of material, non-public information; and

(iii) communicating (or “tipping”) to others confidential or non-public information concerning the Company or other companies.

Discussion: What is “Insider Trading”?

Insider trading is, in addition to being a violation of this Policy, a violation of the federal securities laws. The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material, non-public information to trade in securities (whether or not one is an “insider” of the company that issued the securities) or the communication of material, non-public information to others who may trade on the basis of such information.

While the law concerning insider trading is not static, it is generally understood that, with respect to the Company and its securities, insiders are prohibited from doing the following:

(i) Trading in any of the Company’s securities in any capacity (including derivative securities based on the Company’s securities) while in possession of material, non-public information concerning the Company. An example of this would be a sale of the Company’s securities at a time when a major acquisition was pending but not yet announced.

(ii) Having others trade on the insider’s behalf while the insider is in possession of material, nonpublic information.

[1]	The term “Company” refers to Affiliated Managers Group, Inc. and its subsidiaries and affiliates, collectively or individually, as the context requires.

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(iii) Communicating non-public information concerning the Company to others who may then trade in securities of the Company or pass on the information to others who may trade in such securities. Such conduct, also known as “tipping,” results in liability for the insider of the Company who communicated such information (even if such insider does not actually trade themself) and for the person who received the information if he acts on such information or passes it on to others who may act on it.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

1. Who is an Insider?

The concept of “insider” is broad and generally includes any person who possesses material, non-public information about the Company and who has a duty to the Company to keep this information confidential. In the case of the Company, “insiders” include the Covered Persons. In addition, a person can be a “temporary insider” if such person enters into a special confidential relationship to serve any such entity and as a result is given access to information in connection with such service. Persons who an become temporary insiders include, among others, the Company’s attorneys, accountants, consultants, and investment bankers. The Company also reserves the right to apply this Policy and its restrictions on trading to a person who leaves the Company (or an affiliate or subsidiary of the Company) for a period of up to six months following such person’s departure by giving notice to such person.

2. What is Material Information?

Trading while in the possession of inside information is not a basis for liability unless the information is “material.” Generally, information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or if it is reasonably certain to have an effect on the price, whether it is positive or negative, of an issuer’s securities.

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Although there is no precise, generally accepted definition of materiality, information is likely to be “material” if it relates to:

•	Earnings information and quarterly results;

•	Projections of future earnings or losses or other earnings guidance (including confirming previous earnings guidance);

•	A pending or proposed merger, joint venture, acquisition, or tender offer, or an acquisition or disposition of significant assets (including significant affiliates);

•	Significant new investments or financings or related developments;

•	Major events regarding the Company’s securities (including the declaration of a stock split or dividend, calls of securities for redemption, repurchase plans,

•	changes to the rights of security holders, or the offering of additional securities);

•	Severe financial liquidity problems;

•	Significant litigation and regulatory matters;

•	Changes in auditors or auditor notification that the Company may no longer rely on an audit report;

•	Expansion or curtailment of significant operations; or

•	Bankruptcy or insolvency.

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“Inside” information could be material because of its expected effect on the price of the issuer’s securities, the securities of another company or the securities of several companies. Moreover, the resulting prohibition against the misuse of “inside” information includes not only restrictions on trading in the issuer’s securities, but restrictions on trading in the securities of other companies affected by the inside information as well (e.g., in the event the issuer was in negotiations to acquire a public company).

3. What is Non-public Information?

In order for information to qualify as “inside” information, in addition to being “material,” the information also must be “non-public.” “Non-public” information is information that has not been made available to investors generally.

This includes information received from sources or in circumstances indicating that the information has not been circulated generally. At such time as material, non-public information is released to the investing public, it loses its status as “inside” information. For “non-public” information to become public information, however, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace, and sufficient time must pass for the information to become available in the market.

To show that “material” information is public, it generally is necessary to point to some fact that establishes that the information has become generally available, such as disclosure by the filing of a definitive proxy statement, Form 10-Q, Form 10-K, Form 8-K, or other report with the Securities and Exchange Commission (the “SEC”) or disclosure by release to a national business and financial wire service (e.g., Dow Jones or Reuters), a national news service, or a national newspaper (e.g., The Wall Street Journal or The New York Times). The circulation of rumors or “talk on the street,” even if accurate, widespread, and reported in the media, may not constitute the requisite public disclosure.

Material, non-public information is not made public by selective dissemination. Material information improperly disclosed only to institutional investors or to an analyst or a favored group of analysts may retain its status as “non-public” information, the use of which is subject to insider trading laws. Similarly, partial disclosure does not constitute public dissemination. So long as any material component of the “inside” information has yet to be publicly disclosed, the information is deemed “non-public” and may not be traded upon.

The Company generally does not consider quarterly and annual earnings results to have been disclosed publicly until one full trading day after a press release regarding such earnings. For example, if the earnings press release was issued on a Monday morning before market open, such earnings results would be considered public on Tuesday morning. Similarly, other material information will generally not be considered public until the trading day after public disclosure in the manner described previously.

4. Penalties for Insider Trading.

Penalties for trading on or communicating material non-public information are severe, both for the individuals involved in such unlawful conduct and, potentially, for their employers. A person can be subject to some or all of the penalties below even if such person does not benefit personally from the violation. Penalties include:

•	jail sentences;

•	disgorgement of profits;

•

civil fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited (i.e., if the violation was one for tipping information), as well as criminal fines of up to $1,000,000; and

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•	fines for the employer or other controlling person of the violator of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this Policy can be expected to result in serious sanctions by the Company, which may include dismissal of the person involved.

Trading Procedures

The following Trading Procedures are applicable to you because you are a Covered Person who may, by virtue of your duties or work conditions, have access to material, non-public information concerning the Company.

1. Trading Windows and Pre-Clearance.

There are times when the Company may be aware of a material, non-public development. Although you may not know the specifics of the development, if you engage in a trade before such development is disclosed to the public or resolved, you might expose yourself and the Company to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by you during such a development could result in adverse publicity and sanctions for both the Company and you.

Therefore, if you are a Covered Person, you, your spouse, and members of your immediate family sharing the same household may purchase or sell securities of the Company only during the “trading windows” that occur each quarter, as specified below; provided, that, such person is not in possession of material, non-public information (as provided generally herein). In addition, you (or your spouse or member of your immediate family sharing the same household) must pre-clear your (or their) intent to trade within any “trading window” with one of the Company officers listed on Schedule A hereto, as may be updated from time to time (each, a “Clearance Officer” for so long as such individual is employed by the Company).

The trading window is the period in any fiscal quarter beginning one full trading day after the Company’s issuance of a press release regarding quarterly or annual earnings (each, an “Earnings Release”), and ending on the last day of the fiscal quarter (i.e., March 31st, June 30th, September 30th, and December 31st, as applicable). For example, if the Earnings Release was issued on a Monday morning before market open, the trading window would open Tuesday morning and would close at the end of the last day of the applicable fiscal quarter.

In accordance with the procedure for waivers described below, in special circumstances a waiver may be given to a Covered Person to allow a trade to occur outside of a trading window.

If you intend to engage in any trade in any capacity or for any account, you must first receive permission from a Clearance Officer as set forth above.2 Authorization to trade the Company’s securities will not be granted if the Company has unannounced pending material developments. This would occur, for example, if the Company was in discussions concerning a major acquisition during the period following an Earnings Release. If the trading window ended before the transaction was announced and the “blackout” was lifted, trading by Covered Persons would next be permitted during the trading window following the next quarterly Earnings Release. Any Clearance Officer may refuse to permit any transaction if such Clearance Officer determines that such trade could give rise to a charge or appearance of insider trading. The Clearance Officer may consult with the Company’s counsel/outside counsel before responding to your request.

[2]	If the Clearance Officers will be absent from the office or unavailable for a significant period of time, they will designate someone to handle trading requests.

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After receiving permission from a Clearance Officer to engage in a trade, the approval is effective until the earlier of (a) the close of the second full trading day after the date of approval, and (b) the close of the applicable trading window. If your trade is not executed during this timeframe, you should submit a new trading request.

Even if you have received pre-clearance, neither you, your spouse, nor any member of your immediate family sharing your household may trade in any securities (including options and other derivative securities) of the Company if you or such other person is in possession of material, nonpublic information about the Company.

Options and Warrants. The exercise of an option or warrant issued to you by the Company to purchase securities of the Company is generally not subject to the Trading Procedures outlined above, but the securities so acquired may not be sold except during a trading window (for Covered Persons), after authorization from a Clearance Officer has been received, and after all other requirements of this Policy have been satisfied. The so-called “cashless exercise” of stock options through a broker, or any other market sale for the purposes of generating cash needed to pay the exercise price of an option, is covered by the Trading Procedures and, therefore, requires pre-clearance.

Rule 10b5-1 Plans. Pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), individuals may be able to avoid insider trading liability if they can demonstrate that the purchase or sale in question was made pursuant to a binding contract, instruction, or written plan that satisfies the requirements of Rule 10b5-1(c) under the Exchange Act (a “10b5-1 Plan”). A 10b5-1 Plan can only be established when you do not possess material non-public information. In addition, a 10b5-1 Plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made. Any 10b5-1 Plan must be established in good faith, and individuals must act in good faith with respect to the 10b5-1 Plan for the duration thereof.

You may not enter into, amend, suspend, or terminate any 10b5-1 Plan except with the prior approval of a Clearance Officer.

For a trading plan adopted by a person other than the issuer of the security covered by the trading plan to qualify as a 10b5-1 Plan, such a trading plan must satisfy the following conditions, among others as prescribed by Rule 10b5-1:

•

The trading plan must specify the dates, prices, and amounts of the contemplated trades, or establish a formula or mechanism for determining the dates, prices, and amounts, or must not permit the person for whose account purchases or sales of securities will be made under the trading plan (such person, the “Plan Owner”) to subsequently exercise an influence over how, when, or whether to purchase or sell any securities covered by the trading plan (i.e., discretion on these matters is delegated to an independent third party under the trading plan);

•

The trading plan must provide for a “cooling-off period” after the adoption of the trading plan during which no trade may occur under the trading plan. For this purpose, the “cooling-off period” for the Company’s directors and officers (as defined in Rule 16a-1 under the Exchange Act) (each, a “Section 16 Person”) is a minimum of 90 days and a maximum of 120 days.3 If the Plan Owner is not a Section 16 Person, the cooling-off period ends 30 days after the adoption or modification of the 10b5-1 Plan. The “adoption of a trading plan” includes any modification or change to the amount, price, or timing of trades under the trading plan;

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•	If the trading plan is a written plan and the Plan Owner is a Section 16 Person, the trading plan must include certain representations required by Rule 10b5-1;

•

No person entering into a 10b5-1 Plan may have a separate 10b5-1 Plan outstanding, except a person may (i) use multiple brokers to effect transactions that, when taken together, satisfy Rule 10b5-1, (ii) maintain another 10b5-1 Plan so long as transactions under the later-commencing plan cannot begin until after all transactions under the earlier-commencing plan have been completed or expire without completion and the applicable waiting period is satisfied treating the termination of the earlier-commencing plan as the date of adoption of the latercommencing plan, or (iii) adopt a second 10b5-1 Plan that allows only sales that are necessary to satisfy tax withholding obligations that arise from the vesting of a compensatory award and such person does not exercise control over the timing of such sales; and

•	No person may adopt a 10b5-1 trading plan that contemplates only a single transaction if such person had adopted a plan contemplating only a single transaction within the prior 12 months.

If you enter into a 10b5-1 Plan, the 10b5-1 Plan should also be structured to avoid purchases or sales shortly before known announcements, such as quarterly or annual earnings announcements, to avoid the appearance of impropriety and any resulting potential negative publicity should the SEC or the New York Stock Exchange investigate such trades.

For “insiders,” any modification or termination of a pre-cleared 10b5-1 Plan requires preclearance by a Clearance Officer. In addition, any modification of a pre-cleared 10b5-1 Plan must occur before you become aware of any material non-public information, must comply with the requirements of the rules regarding 10b5-1 trading plans and, if you are a Covered Person or are otherwise subject to trading window restrictions, must take place during such trading window.

Once you establish a 10b5-1 Plan in accordance with the foregoing, you will not need to clear in advance transactions made pursuant to the terms of the 10b5-1 Plan and transactions under such 10b5-1 Plan may occur at any time.

See “Post-Trade Reporting” below for additional procedural and notification requirements with respect to 10b5-1 Plans.

[3]

If the Company files an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q with financial results between days 90 and 120, trading under the plan may commence on the second business day after such filing.

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2. Post-Trade Reporting.

You are required to report to a Clearance Officer any transaction in any securities of the Company in any capacity by you, your spouse, or any immediate family member sharing your household immediately, and in any event not later than 5:00 p.m. on the day on which such transaction was effected. Each report you make to a Clearance Officer should include the date of the transaction, quantity, price, and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having your broker send) duplicate confirmations of trades to a Clearance Officer, provided that such information is received by the Clearance Officer by 5:00 p.m. on the day on which such transaction was effected.

Each quarter, the Company is required to publicly disclose when Section 16 Persons adopt, terminate, or make certain modifications to 10b5-1 Plans and other trading plans for the Company’s securities and to provide a description of the material terms of each plan (or modified plan, as applicable), including the name of the Section 16 Person, the date of adoption, modification or termination, the duration, and the aggregate number of securities to be purchased or sold under the plan (however, the price at which the person executing the plan is authorized to trade does not need to be publicly disclosed). Therefore, Section 16 Persons must provide a Clearance Officer with a final executed copy of (i) any 10b5-1 Plan for the Company’s securities, (ii) any other trading plan for the Company’s securities and (iii) any amendment to any such 10b5-1 Plan or other trading plan, in each case within two business days of the adoption thereof. In addition, Section 16 Persons must promptly notify a Clearance Officer of any termination of such 10b5-1 Plans or other trading plans.

The foregoing reporting requirements are designed to help monitor compliance with the Trading Procedures set forth herein and to enable the Company to help Section 16 Persons comply with these reporting obligations. Each Section 16 Person, however, and not the Company, is personally responsible for ensuring that such transactions do not give rise to “short swing” liability under Section 16 of the Exchange Act and for ensuring that timely reports of such transactions in Company securities are filed with the SEC, as required by Section 16 of the Exchange Act.

3. Prohibition on Day Trading, Use of Derivatives and Short Sales.

Neither you, your spouse, nor any immediate family member sharing your household may (i) engage in any day trading of the Company’s securities, (ii) enter into trade puts, calls, options, warrants, or other derivative instruments in respect of any of the Company’s securities, or (iii) engage in short selling or any economically equivalent transactions that would result in a net short exposure to the Company.

4. No Margin Accounts or Pledges.

Neither you, your spouse, nor any immediate family member sharing your household may (i) purchase any of the Company’s securities on margin, (ii) borrow against any account in which Company securities are held, or (iii) pledge Company securities as collateral for a loan.

5. Limitations on Share Buybacks.

The Company may purchase shares of its common stock from time to time, at management’s discretion, under programs approved by the Company’s Board of Directors. These transactions may occur as open market share purchases, including through the use of accelerated share repurchase agreements (“ASRs”), which may include derivative or forward contracts, as well as purchases pursuant to stock repurchase plans with brokers under Rule 10b5- 1(c)(1) under the Exchange Act (each, a “Repurchase Plan” and together with the ASRs, a “Repurchase Agreement”), or any other method as approved by the Company’s Board of Directors from time to time. The Company may not conduct any such repurchases

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outside a Repurchase Plan, or enter into any Repurchase Agreements, while in possession of material nonpublic information under federal securities laws. In order to promote compliance with the foregoing, the Company shall be restricted from conducting repurchases outside a Repurchase Plan, or entering into any Repurchase Agreements, except during an open trading window, which begins each quarter one full trading day after the Company’s issuance of an Earnings Release and ending on the last day of the fiscal quarter.

Further, prior to opening the trading window each quarter, and prior to the Company’s entry into any Repurchase Agreement, AMG Legal and Compliance shall conduct a process of confirming that the Company is in an “open trading window.” This process shall include consultations with members of (i) the Office of the CEO, (ii) AMG Legal and Compliance, (iii) AMG Finance, and (iv) the Affiliate Partnerships Team, to discuss any matters that have not been disclosed publicly and that a reasonable investor would consider important in making an investment decision to trade in the Company’s securities. These consultations shall include inquiries into any potential new investments, as well as a range of other matters that could be relevant from quarter-to-quarter, including those listed above under the heading “What isMaterial Information?”.

Unauthorized Disclosure

As discussed above, the disclosure of material, non-public information to others can lead to significant legal difficulties, fines, and punishment. Therefore, you should not discuss material, non-public information about the Company or its affiliates or subsidiaries with anyone, including other employees, except as required in the performance of your regular duties.

In addition, the Company has strict policies relating to safeguarding the confidentiality of its internal, proprietary information. These include procedures regarding identifying, marking, and safeguarding confidential information and employee confidentiality agreements. You are required to comply with these policies and procedures at all times.

It is important that only specifically designated representatives of the Company discuss the Company and its affiliates and subsidiaries with the news media, securities analysts, and investors. Inquiries of this type received by any employee should be referred to a Clearance Officer.

Post-Termination Transactions

This Policy continues to apply to transactions in Company securities even after termination of service to the Company. If an individual is in possession of material, non-public information when such individual’s service terminates, that individual may not trade in Company securities until that information has become public or is no longer material.

Reporting of Violations

If you know or have reason to believe that this Policy, including the Trading Procedures described above, has been or is about to be violated, you should bring the actual or potential violation to the attention of a Clearance Officer immediately.

Modifications; Waivers

The Company reserves the right to amend or modify this Policy, including the Trading Procedures set forth herein, at any time. Waiver of any provision of this Policy in a specific instance may be authorized in writing by a Clearance Officer (or a Clearance Officer’s designee), and any such waiver shall be reported to the Board of Directors of the Company at its next regularly scheduled meeting.

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Questions

If you have any questions regarding this Policy or the Trading Procedures set forth herein, you are encouraged to contact a Clearance Officer, who may refer the question to the Company’s counsel or outside counsel before responding.

As of January 31, 2024

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As of January 31, 2024

Schedule A

Clearance Officers

Alexandra Lynn	Chief Administrative Officer

Kavita Padiyar	Managing Director, Chief Corporate Counsel, and Corporate Secretary

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